Exhibit 99.1

FOR IMMEDIATE RELEASE

J. Alexander’s Holdings, Inc. Reports Results for Second Quarter and First Six Months of 2016

Stoney River Records 8th Consecutive Quarter of Same Store Sales Increases

NASHVILLE, TN, Aug. 5, 2016 — J. Alexander’s Holdings, Inc. (NYSE: JAX) (the Company) today reported financial results for the second quarter and six months ended July 3, 2016.

Second Quarter 2016 Highlights Compared To The Second Quarter Of 2015

•	Net sales increased $830,000, or 1.6%, to $53,921,000 from $53,091,000 in the second quarter a year ago.

•	For the J. Alexander’s/Redlands Grill restaurants, average weekly same store sales per restaurant(1) were $108,300, down 1.8% from $110,300 reported in the second quarter of 2015, and for the Stoney River Steakhouse and Grill restaurants, average weekly same store sales increased to $68,700, or 1.8%, from $67,500 reported in the second quarter of 2015. The most recent period marked the eighth consecutive quarter of increases in same store sales for Stoney River Steakhouse and Grill.

•	Income from continuing operations before income taxes totaled $1,684,000 during the second quarter of 2016 compared to $785,000 in the second quarter of 2015. The results for the second quarter of 2015 were impacted by non-recurring transaction expenses of $2,051,000 associated with the abandonment of a planned initial public offering, and the ultimate spin-off from Fidelity National Financial Ventures, LLC (FNFV) in 2015, both described in previous quarters. The results for the second quarter of 2016 included $15,000 of non-recurring transaction expenses. Excluding these non-recurring transaction expenses, income from continuing operations before income taxes would have totaled $1,699,000 for the second quarter of 2016 and $2,836,000 for the second quarter of 2015. The results also included an income tax provision of $486,000 in the second quarter of 2016 and an income tax benefit of $61,000 in the corresponding quarter of 2015.

•	Net income for the second quarter of 2016 totaled $1,087,000, up 46.7% from net income of $741,000 recorded in the comparable quarter of 2015.

•	Basic and diluted earnings per share totaled $0.07 for the second quarter of 2016, up from $0.05 achieved in the second quarter of 2015. In computing earnings per share for periods prior to the Company’s spin-off from FNFV in September 2015, weighted average common shares outstanding are based on the number of shares outstanding at the date of the Company’s spin-off from FNFV as if all shares had been outstanding since the beginning of the earliest period presented.

•	Adjusted EBITDA(2) decreased 10.6% to $4,922,000 from $5,507,000 in the second quarter of 2015.

•	Restaurant Operating Profit Margin(3) was 12.4% for the second quarter of 2016 as compared to 13.3% in the second quarter of 2015.

•	Cost of sales as a percentage of net sales in the second period of 2016 decreased to 32.2% from 32.3% during the corresponding quarter a year ago.

(1)	Average weekly same store sales per restaurant is computed by dividing total restaurant same store sales for the period by the total number of days all same store restaurants were open for the period to obtain a daily sales average. The daily same store sales average is then multiplied by seven to arrive at average weekly same store sales per restaurant. Days on which restaurants are closed for business for any reason other than scheduled closures on Thanksgiving and Christmas are excluded from this calculation. Sales and sales days used in this calculation include only those for restaurants in operation at the end of the period which have been open for more than eighteen months. Revenue associated with reduction in liabilities for gift cards which are considered to be only remotely likely to be redeemed (based on historical redemption rates) is not included in the calculation of average weekly same store sales per restaurant. Average weekly same store sales is computed from sales amounts that have been determined in accordance with GAAP.

(2)	Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Adjusted EBITDA to net income. Management uses Adjusted EBITDA to evaluate operating performance and the effectiveness of its business strategies.

(3)	“Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit, a non-GAAP financial measure, to net sales. Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Restaurant Operating Profit to net income. Management uses Restaurant Operating Profit to measure operating performance at the restaurant level.

Stock Repurchase Program

During the fourth quarter of fiscal 2015, the Company’s Board of Directors authorized a share repurchase program for up to 1.5 million shares of the Company’s outstanding common stock over a period of three years. The Company expects to fund share repurchases from cash on hand and operating cash flow. Repurchases will be made in accordance with applicable securities laws and may be made from time to time in the open market. The timing, prices, and amount of repurchases will depend upon prevailing market prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of stock. During the second quarter of 2016, 246,809 shares were purchased by the Company under the program at an aggregate purchase price of $2,614,000. Since inception of the stock repurchase program, 300,059 shares have been purchased by the Company under the program at an aggregate purchase price of $3,153,000.

Chief Executive Officer’s Review/Second Quarter

“We continued to face stiff headwinds of a difficult operating environment in the quarter just ended,” said Lonnie J. Stout II, President and Chief Executive Officer of J. Alexander’s Holdings, Inc. “Same store sales performance in our large metropolitan markets was positive. However, we still posted a decrease in same store sales in most of our small and mid-sized markets.

“At the beginning of the year, we initiated several programs to reverse guest count losses experienced in the latter part of 2015,” Stout continued. “We are pleased with the initial success of these programs as reflected in the higher guest counts achieved in the second quarter.” Stout said that guest counts within the same store base at the Company’s combined J. Alexander’s/Redlands Grill restaurants increased 0.2% for the second quarter of 2016 compared to the comparable quarter of 2015 after declining by 1.5% during the first quarter of 2016 on a comparable basis to the corresponding quarter in 2015. Guest counts within the same store base at the Company’s Stoney River Steakhouse and Grill increased by 1.6% in the second quarter of 2016 after a modest decline of 0.5% in the first quarter of 2016.

“Our Stoney River Steakhouse and Grill concept continues to perform well,” Stout commented. “It turned in its eighth consecutive quarter of same store sales increases through July 3, 2016.” As announced earlier this year, the Company opened its 11th Stoney River Steakhouse and Grill in Germantown, TN (near Memphis) and on July 29, 2016, announced the signing of a lease to develop a new Stoney River Steakhouse and Grill in Chapel Hill, NC.

The Company’s consolidated operating income for the most recent quarter was $1,822,000 compared to $1,098,000 recorded in the second quarter of 2015. The Company’s effective tax rate for the second quarter of 2016 was 30.9% as compared to a benefit of 9.0% in the second quarter of 2015.

Restaurant labor and related costs as a percentage of net sales was 30.8% as compared to 30.6% in the comparable quarter a year earlier. Other restaurant operating expenses were 20.5% of net sales as compared to 20.0% of net sales in the corresponding quarter a year ago.

Average guest checks, which include alcoholic beverage sales, for the combined J. Alexander’s/Redlands Grill concepts decreased 1.9% to $29.86 in the second quarter of 2016 compared to $30.44 in the corresponding quarter of 2015. Average guest checks for the Stoney River Steakhouse and Grill concept were down 4.0% to $43.13 in the second quarter of 2016 from $44.95 in the second quarter of 2015. The effect of menu price adjustments for the quarter just ended was estimated to be a 0.4% decrease for the J. Alexander’s/Redlands Grill restaurants and a 0.1% decrease for the Stoney River Steakhouse and Grill restaurants compared to the same period a year earlier. Deflation in food costs for the second quarter of 2016 was estimated to total 2.2% for the J. Alexander’s/Redlands Grill restaurants, with beef costs declining by approximately 6.1% compared to the second quarter of 2015. For the Stoney River Steakhouse and Grill restaurants, deflation for the second quarter of 2016 was an estimated 2.8%, due in large part to an estimated 5.4% decline in beef costs on a comparative basis.

Stout pointed out that J. Alexander’s Holdings, Inc. is now incurring certain fees and expenses as a public company that did not exist in earlier years while the Company was a majority-owned subsidiary of FNFV.

During the second quarter of 2016, J. Alexander’s Holdings, Inc. incurred approximately $350,000 of public company costs that it did not incur in last year’s second quarter. The Company also incurred consulting fees of $158,000 during the second quarter of 2016 from its management agreement with Black Knight Advisory Services, LLC (“Black Knight”) and recognized $318,000 of non-cash profits interest compensation expense for Black Knight in the second quarter of 2016.

First Half 2016 Highlights

For the first 26 weeks of fiscal 2016, the Company recorded net sales of $110,800,000, up 1.4% from $109,275,000 during the comparable two quarters of fiscal 2015. The New Year’s Eve week, traditionally one of the Company’s strongest sales weeks, occurred twice during fiscal 2015 which had a positive impact on both the first and fourth quarters of fiscal 2015. Fiscal 2016 began January 4, 2016 and, as such, did not receive the benefit of the New Year’s Eve week during the first half of fiscal 2016. Income from continuing operations before income taxes was $4,683,000 for the first half of 2016 compared to $5,746,000 for the first six months of 2015. Included in the results were non-recurring transaction expenses of $62,000 in the first half of 2016 and $2,113,000 in the corresponding two quarters of 2015. Excluding these non-recurring transaction expenses, income from continuing operations before income taxes would have totaled $4,745,000 for the first six months of 2016 and $7,859,000 for the corresponding six months of 2015. Results also included an income tax provision of $1,089,000 in the first two quarters of 2016 and $21,000 in the first half of 2015.

The Company recorded net income of $3,377,000 for the first six months of 2016 compared to $5,514,000 in the first six months of 2015. Adjusted EBITDA for the first six months of 2016 totaled $11,650,000, down from $13,318,000 recorded in the first six months of 2015. Basic and diluted earnings per share totaled $0.23 for the first six months of 2016 compared to $0.37 for the first six months of 2015.

Within the J. Alexander’s/Redlands Grill restaurants, average weekly same store sales per restaurant totaled $111,600 for the first half of 2016, down 2.4% from $114,400 in the first half of 2015. For the Stoney River Steakhouse and Grill restaurants, average weekly same store sales totaled $71,900, up 1.3% from $71,000 during the first six months of 2015.

Guest counts within the same store base of restaurants decreased by 0.6% within the J. Alexander’s/Redlands Grill restaurants for the most recent six-month period, and climbed by 0.6% within the Stoney River Steakhouse and Grill restaurants in the first half of 2016. The average guest check at the combined J. Alexander’s/Redlands Grill locations decreased by 1.7%, from $30.73 during the first half of 2015 to $30.20 during the first two quarters of 2016, while the Stoney River average guest check decreased by 2.9%, from $45.38 to $44.05 during the same comparable periods. The effect of menu price changes for the first half of 2016 was estimated to be a 1.0% decrease at J. Alexander’s/Redlands Grill locations and a 0.2% increase at the Stoney River restaurants compared to the first half of 2015.

Cost of sales as a percentage of net sales for the six months ended July 3, 2016 was 32.0% as compared to 31.7% in the first half of 2015. Deflation in food costs for the first half of 2016 was estimated to total 0.8% for the J. Alexander’s/Redlands Grill restaurants, with beef costs declining by approximately 0.9% compared to the first half of 2015. For the Stoney River Steakhouse and Grill restaurants, deflation for the first half of 2016 was an estimated 0.7%, including an estimated 1.2% decline in beef costs on a comparative basis. Restaurant labor and related costs for the most recent six months was 30.3% of net sales, up from 29.9% of net sales in the comparable period of 2015. Other restaurant operating expenses increased to 19.9% of net sales during the most recent six-month reporting period from 19.7% of net sales in the first two quarters of 2015. Restaurant operating profit margins for the first half of 2016 were 13.8%, down from 15.1% in the first half of 2015.

For the six months ended July 3, 2016, J. Alexander’s Holdings, Inc. incurred approximately $600,000 of public company costs that it did not incur in the first six months of 2015. The Company also incurred consulting fees of $318,000 during the first half of 2016 from its management agreement with Black Knight and recognized non-cash profits interest compensation expense for Black Knight totaling $912,000 in the first two quarters of 2016.

Outlook For 2016/Guidance

“We are encouraged with the results of our initiatives to build guest counts and sales,” Stout observed. “We also expect recent favorable beef costs to continue during the last half of 2016.”

Based upon current information, Stout updated the Company’s previously released guidance for full-year 2016 as follows:

	Prior Guidance	Updated Guidance Full-Year 2016
Same Store Sales:
J. Alexander’s/Redlands Grill	1%-2%	0%-1%
Stoney River Steakhouse and Grill	2%-3%	2%-3%
Redlands Grill Conversions	2 to 4 locations	2 to 4 locations
Capital Expenditures	$20MM - $21.5MM	$20MM - $21.5MM
Total Revenue	$222MM - $226MM	$222MM - $226MM
Adjusted EBITDA	$25.1MM - $26.1MM	$25.1MM - $26.1MM
Effective Tax Rate	21.0%	23.5%
Net Income	$6.4MM - $7.2MM	$7.0MM - $7.8MM
Basic EPS Range	$0.43 - $0.48	$0.47 - $0.53

See attached “Reconciliation of Updated Guidance Range for 2016 Adjusted EBITDA” for a reconciliation of estimated Adjusted EBITDA to estimated net income.

Restaurant Development

J. Alexander’s Holdings, Inc. has opened one new Stoney River Steakhouse and Grill (January 25, 2016) and on July 29, 2016 signed a lease to build and operate the Company’s twelfth Stoney River Steakhouse and Grill to be located in Chapel Hill, NC. This restaurant is slated to open late in the fourth quarter of 2016.

The Company also has two new J. Alexander’s restaurants currently under construction, one in Raleigh, NC, with an anticipated opening during the fourth quarter of 2016, and one in Lexington, KY, with an anticipated opening in the first quarter of 2017.

Conference Call

The Company will hold a conference call on Monday, August 8, at 10 a.m., Central time, to discuss its financial results for the second quarter and first six months of 2016. The conference call can be accessed live over the phone by dialing 1-877-407-0789 (Tol-Free) or 1-201-689-8562 (Toll/International). To access the call via the internet, go to J. Alexander’s website at investor.jalexandersholdings.com or http://public.viavid.com/index.php?id=120508. A replay of the conference call will be available shortly following the conclusion of the call at investor.jalexandersholdings.com and http://public.viavid.com/index.php?id=120508, as well as by dialing 1-877-870-5176 or 1-858-384-5517 and providing the access code 13642007. The replay will be accessible through August 15, 2016 via telephone and for 30 days on the internet.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. The Company presently operates three complementary restaurant concepts: J. Alexander’s, Redlands Grill and Stoney River Steakhouse and Grill.

J. Alexander’s Holdings, Inc. presently operates 42 restaurants in 14 states. The Company has its headquarters in Nashville, TN.

Forward-Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under varying economic conditions; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry; as well as other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2016. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Mark A. Parkey

Chief Financial Officer

(615) 269-1900

J. Alexander's Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	July 3 2016	June 28 2015	July 3 2016	June 28 2015
Net sales	$53,921	$53,091	$110,800	$109,275
Costs and expenses:
Cost of sales	17,353	17,149	35,443	34,596
Restaurant labor and related costs	16,608	16,221	33,547	32,636
Depreciation and amortization of restaurant property and equipment	2,232	2,045	4,404	4,039
Other operating expenses	11,064	10,640	22,076	21,550

Total restaurant operating expenses	47,257	46,055	95,470	92,821
Transaction and integration expenses	15	2,051	62	2,113
General and administrative expenses	4,750	3,887	9,859	7,865
Pre-opening expense	77	—	415	2

Total operating expenses	52,099	51,993	105,806	102,801

Operating income	1,822	1,098	4,994	6,474
Other income (expense):
Interest expense	(185)	(333)	(367)	(776)
Other, net	47	20	56	48

Total other expense	(138)	(313)	(311)	(728)

Income from continuing operations before income taxes	1,684	785	4,683	5,746
Income tax (expense) benefit	(486)	61	(1,089)	(21)
Loss from discontinued operations, net	(111)	(105)	(217)	(211)

Net income	$1,087	$741	$3,377	$5,514

Adjusted EBITDA(1)	$4,922	$5,507	$11,650	$13,318

Basic Earnings per share:
Income from continuing operations, net of tax	$0.08	$0.06	$0.24	$0.38
Loss from discontinued operations, net	(0.01)	(0.01)	(0.01)	(0.01)

Basic earnings per share	$0.07	$0.05	$0.23	$0.37

Diluted Earnings per share:
Income from continuing operations, net of tax	$0.08	$0.06	$0.24	$0.38
Loss from discontinued operations, net	(0.01)	(0.01)	(0.01)	(0.01)

Diluted earnings per share	$0.07	$0.05	$0.23	$0.37

Weighted average common shares outstanding(2):
Basic	14,888	15,000	14,943	15,000
Diluted	14,888	15,000	14,954	15,000

(1)	- See definitions and reconciliation attached.
(2)	- Weighted average common shares outstanding for the prior year are based on the number of shares outstanding at the date of the Company's spin-off from Fidelity National Financial Ventures, LLC as if all shares had been outstanding since December 29, 2014.

J. Alexander's Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

Percentages of Sales (Unaudited)

	Quarter Ended		Six Months Ended
	July 3 2016	June 28 2015	July 3 2016	June 28 2015
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	32.2	32.3	32.0	31.7
Restaurant labor and related costs	30.8	30.6	30.3	29.9
Depreciation and amortization of restaurant property and equipment	4.1	3.9	4.0	3.7
Other operating expenses	20.5	20.0	19.9	19.7

Total restaurant operating expenses	87.6	86.7	86.2	84.9
Transaction and integration expenses	0.0	3.9	0.1	1.9
General and administrative expenses	8.8	7.3	8.9	7.2
Pre-opening expense	0.1	—	0.4	0.0

Total operating expenses	96.6	97.9	95.5	94.1

Operating income	3.4	2.1	4.5	5.9

Other income (expense):
Interest expense	(0.3)	(0.6)	(0.3)	(0.7)
Other, net	0.1	0.0	0.1	0.0

Total other expense	(0.3)	(0.6)	(0.3)	(0.7)
Income from continuing operations before income taxes	3.1	1.5	4.2	5.3
Income tax (expense) benefit	(0.9)	0.1	(1.0)	(0.0)
Loss from discontinued operations, net	(0.2)	(0.2)	(0.2)	(0.2)

Net income	2.0%	1.4%	3.0%	5.0%

Adjusted EBITDA	9.1%	10.4%	10.5%	12.2%

Note: Certain percentage totals do not sum due to rounding.

Average weekly sales per restaurant:

J. Alexander’s Restaurant/Redlands Grill	$107,900	$109,900	$111,100	$113,900
Percent change	-1.8%		-2.5%

Stoney River Steakhouse and Grill	$73,000	$67,500	$75,600	$71,000
Percent change	8.1%		6.5%

Average weekly same store sales per restaurant:

J. Alexander’s Restaurant/Redlands Grill	$108,300	$110,300	$111,600	$114,400
Percent change	-1.8%		-2.4%

Stoney River Steakhouse and Grill	$68,700	$67,500	$71,900	$71,000
Percent change	1.8%		1.3%

J. Alexander's Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited in thousands)

	July 3 2016	January 3 2016
Assets
Current assets:
Cash and cash equivalents	$5,444	$13,424
Other current assets	6,878	5,555

Total current assets	12,322	18,979

Other assets	5,979	6,388
Property and equipment, net	90,606	89,313
Goodwill	15,737	15,737
Tradename and other indefinite-lived intangibles	25,155	25,155
Deferred Charges, net	287	264

	$150,086	$155,836

Liabilities and Stockholders' Equity

Current liabilities	$18,190	$22,553
Long term debt, net of portion classified as current and unamortized deferred loan costs	18,436	19,226
Deferred compensation obligations	5,862	5,715
Deferred income taxes	3,865	5,002
Other long-term liabilities	4,661	4,537
Stockholders' equity	99,072	98,803

	$150,086	$155,836

J. Alexander's Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Six Months Ended
	July 3 2016	June 28 2015
Cash flows from operating activities:
Net income	$3,377	$5,514
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	4,537	4,191
Equity-based compensation expense	1,364	259
Other, net	(555)	302
Changes in assets and liabilities, net	(5,619)	(2,811)

Net cash provided by operating activities	3,104	7,455
Cash flows from investing activities:
Purchase of property and equipment	(6,879)	(4,541)
Other investing activities	(219)	(58)

Net cash used in investing activities	(7,098)	(4,599)

Cash flows from financing activities:
Proceeds from borrowing under long-term debt agreement	—	10,000
Payments on long-term debt and obligations under capital leases	(833)	(10,838)
Purchases of common stock	(3,153)	—
Other financing activities	—	(167)

Net cash used in financing activities	(3,986)	(1,005)

(Decrease) increase in cash and cash equivalents	(7,980)	1,851
Cash and cash equivalents at beginning of period	13,424	13,301

Cash and cash equivalents at end of period	$5,444	$15,152

Supplemental disclosures:
Property and equipment obligations accrued at beginning of period	$1,845	$1,444
Property and equipment obligations accrued at end of period	906	886
Cash paid for interest	338	781
Cash paid for income taxes	3,511	206
Tax distributions obligation accrued at end of period	1,319	—

J. Alexander's Holdings, Inc. and Subsidiaries

Adjusted EBITDA Reconciliation

(Unaudited in thousands)

Non-GAAP Financial Measures

Within this press release, we present the following non-GAAP financial measures which we believe are useful to investors as key measures of our operating performance:

We define “Adjusted EBITDA” as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction and integration costs, non-cash compensation, loss from discontinued operations, gain on debt extinguishment, pre-opening costs and certain unusual items. Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors because it provides information regarding certain financial and business trends relating to our operating results. Adjusted EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations.

We define “Restaurant Operating Profit” as net sales less restaurant operating costs, which are cost of sales, restaurant labor and related costs, depreciation and amortization of restaurant property and equipment, and other operating expenses. Restaurant Operating Profit is a non-GAAP financial measure that we believe is useful to investors because it provides a measure of profitability for evaluation that does not reflect corporate overhead and other non-operating or unusual costs. “Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit to net sales.

Our management uses Adjusted EBITDA and Restaurant Operating Profit to evaluate the effectiveness of our business strategies. We caution investors that amounts presented in accordance with the above definitions of Adjusted EBITDA or Restaurant Operating Profit may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP financial measures in the same manner. Adjusted EBITDA and Restaurant Operating Profit should not be assessed in isolation from, or construed as a substitute for, net income or net cash provided by operating, investing or financing activities, each as presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures to the closest GAAP measure is set forth in the following tables:

	Quarter Ended		Six Months Ended
	July 3 2016	June 28 2015	July 3 2016	June 28 2015
Net income	$1,087	$741	$3,377	$5,514
Income tax expense (benefit)	486	(61)	1,089	21
Interest expense	185	333	367	776
Depreciation and amortization	2,315	2,134	4,570	4,219

EBITDA	4,073	3,147	9,403	10,530
Transaction and integration expenses	15	2,051	62	2,113
Loss on disposal of fixed assets	66	33	110	121
Asset impairment charges and restaurant closing costs	1	1	2	2
Non-cash compensation	579	170	1,441	339
Loss from discontinued operations, net	111	105	217	211
Pre-opening expense	77	—	415	2

Adjusted EBITDA	$4,922	$5,507	$11,650	$13,318

Note 1:	For purposes of computing Adjusted EBITDA, the $318 and $912 for the quarter and six months ended July 3, 2016, respectively, in non-cash compensation associated with a profits interest grant issued to Black Knight Advisory Services, LLC ("BKAS") on October 6, 2015 has been included in "Non-cash compensation" above. Additional expenses associated with the Company's management agreement with BKAS totaling $158 and $318 for the quarter and six months ended July 3, 2016 are included in general and administrative expenses and have not been included in the reconciliation set forth above.

J. Alexander's Holdings, Inc. and Subsidiaries

Restaurant Operating Profit Reconciliation

(Unaudited in thousands)

	Quarter Ended		Six Months Ended
	July 3 2016	June 28 2015	July 3 2016	June 28 2015
Net income	$1,087	$741	$3,377	$5,514
Loss from discontinued operations, net	111	105	217	211
Income tax expense (benefit)	486	(61)	1,089	21
Interest expense	185	333	367	776
Other, net	(47)	(20)	(56)	(48)
General and administrative expenses	4,750	3,887	9,859	7,865
Transaction and integration expenses	15	2,051	62	2,113
Pre-opening expense	77	—	415	2

Restaurant Operating Profit	$6,664	$7,036	$15,330	$16,454

J. Alexander's Holdings, Inc. and Subsidiaries

Reconciliation of Updated Guidance Range for 2016 Adjusted EBITDA

(Unaudited in thousands)

	Low	High
Net income (estimated)	$7,000	$7,800
Income tax expense	2,150	2,395
Interest expense	805	805
Depreciation and amortization	9,200	9,200

EBITDA	19,155	20,200
Transaction and integration expenses	65	65
Loss on disposal of fixed assets	230	230
Non-cash compensation	3,000	3,000
Loss from discontinued operations, net	435	435
Pre-opening expense	2,200	2,200

Adjusted EBITDA	$25,085	$26,130